EXHIBIT 99.1

Houston Wire & Cable Company Addresses Concerns Regarding Stock Plan

HOUSTON, May 04, 2020 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) today issued the following statement in response to concerns raised by a leading proxy advisory firm regarding the proposal to approve additional shares for HWCC’s 2017 Stock Plan at the May 11, 2020 Annual Meeting of Stockholders.

In order to bring more discipline to the award process and better reflect its pay-for-performance philosophy, on May 3, 2020 the Compensation Committee of the Board of Directors formally reiterated its intention that at least 50% of the annual awards made to any executive officer under the 2017 Stock Plan be subject to the achievement of performance goals. The Compensation Committee further stated that it is possible that the committee, as reconstituted under a new chairman following the Annual Meeting, may increase performance-based compensation as a percentage of total compensation and probably will reduce the use of shares to mitigate the effect of dilution.

About the Company

With 44 years of experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Report on Form 8-K dated April 29, 2020, as well as other documents filed with the SEC. These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

CONTACT:

Christopher M. Micklas
Chief Financial Officer
Direct:  713.609.2114
Fax:  713.609.2168
cmicklas@houwire.com